UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 18, 2016

OCULUS INNOVATIVE SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33216	68-0423298
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1129 N. McDowell Blvd, Petaluma, CA	94954
(Address of principal executive offices)	(Zip Code)

(707) 283-0550

(Registrant’s telephone number, including area code)

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01          Entry into a Material Definitive Agreement.

On March 18, 2016, we entered into an underwriting agreement with Dawson James Securities, Inc. with respect to the issuance and sale of an aggregate of 3,400,000 units, each unit consisting of one share of common stock, par value $0.0001 per share, together with one quarter (0.25) of one warrant to purchase one share of common stock at an exercise price equal to $1.00 per share, in an underwritten public offering. The public offering price for each unit, consisting of one share of common stock together with one quarter (0.25) of one warrant, was $1.00. Because we are prohibited from issuing fractional shares, the warrants can only be exercised in lots of four, which means that each holder must exercise four March 2016 Warrants to receive one share of common stock, or a total of 850,000 shares. The warrants have an initial exercise price of $1.00 per share and have a term of three years.

The shares of common stock, the warrants and the shares issuable upon exercise of the warrants are being offered and sold to the public pursuant to the Company’s registration statement on Form S-3 and an accompanying prospectus (File No. 333-195554), which was declared effective by the Securities and Exchange Commission on July 21, 2014, and a preliminary prospectus supplement filed with the Securities and Exchange Commission on March 17, 2016.

Pursuant to the underwriting agreement, we agreed to pay Dawson James Securities, Inc. a cash fee equal to 8% of the aggregate gross proceeds raised in this offering. We also agreed to pay legal fees and expenses of the underwriter’s legal counsel, in any case not to exceed $50,000.

The net proceeds to us from the sale of the shares of common stock and the warrants are expected to be approximately $3 million, after deducting underwriting commissions and other estimated offering expenses payable by us.

The underwriting agreement contains customary representations, warranties and agreements by us, customary conditions to closing, indemnification obligations of us and Dawson James Securities, Inc., including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the underwriting agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the underwriting agreement.

Upon the closing of this offering, we agreed to enter into a non-exclusive financial advisory agreement with Dawson James Securities, Inc. with a term of six months. Pursuant to this advisory agreement, we will compensate Dawson James Securities, Inc. by issuing it a five-year warrant to purchase 250,000 shares of our common stock with an exercise price of $1.00 per share.

In furtherance of the offering, on March 18, 2016, we entered into a warrant agreement with Computershare, Inc. and its wholly-owned subsidiary, Computershare Trust Company, N.A. pursuant to which Computershare agreed to act as our transfer agent with respect to the warrants.

The foregoing descriptions of the underwriting agreement and the warrant agreement are qualified in their entirety by reference to the full text of the underwriting agreement and the warrant agreement which are attached to this report on Form 8-K as Exhibits 1.1 and 4.1, respectively, and are incorporated herein by reference in their entirety.

On March 17 and March 18, 2016, we issued press releases announcing the offering. The full text of the press releases is furnished as Exhibits 99.1 and 99.2, respectively. The information furnished therein shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise be subject to the liability of that Section.

This report does not constitute an offer to sell or the solicitation of an offer to buy, and these securities cannot be sold in any state or jurisdiction in which this offer, solicitation, or sale would unlawful prior to registration or qualification under the securities laws of any state or jurisdiction. Any offer will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement.

This report contains forward-looking statements. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements related to our future activities, our planned spin-off, or future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performances and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those risks discussed in our Annual Report on Form 10-K and in other documents that we file from time to time with the Securities and Exchange Commission. Any forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this report, except as required by law.

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Item 9.01          Financial Statements and Exhibits.

1.1	Underwriting Agreement entered into by and between Oculus Innovative Sciences, Inc. and Dawson James Securities, Inc. as representative of the underwriters named on Schedule 1 thereto, dated March 18, 2016.
4.1	Warrant Agreement, including Form of Warrant entered into by and between Oculus Innovative Sciences, Inc. and Computershare, Inc. and Computershare Trust Company, N.A., dated March 18, 2016.
99.1	Press Release issued by Oculus Innovative Sciences, dated March 17, 2016.
99.2	Press Release issued by Oculus Innovative Sciences, dated March 18, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Oculus Innovative Sciences, Inc.
(Registrant)

Date: March 18, 2016	By:	/s/ Robert Miller
	Name: Title:	Robert Miller Chief Financial Officer

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